EXHIBIT 10.4

STRATEGIC ADVISORY AGREEMENT

This Strategic Advisor Agreement (the “Agreement”) is entered into as of July 27, 2025 (the “Effective Date”), by and between Mill City Ventures III, Ltd., a Minnesota corporation with its principal place of business at 1907 Wayzata Blvd #205, Wayzata, MN 55391 (“Customer”), and Karatage Opportunities, of 4th Floor, Harbour Place, 103 South Church Street, PO Box 10240, Grand Cayman KY1-1002, Cayman Islands (“Advisor”). Customer and Advisor are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Customer is a specialty finance company that desires to expand and diversify its business through integration of cryptocurrency and digital asset strategies in both its product offerings and as part of its treasury management strategy;

WHEREAS, Advisor is a leading investment company involved in the digital asset industry;

WHEREAS, Customer intends to conduct an offering of securities of the Customer (the “Proposed Offering”);

WHEREAS, Advisor intends to participate in the Proposed Offering as a purchaser of the Customer’s securities; and

WHEREAS, the Customer intends to apply funds raised in future equity or similar fund raises towards its cryptocurrency and digital asset treasury management strategy.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the Parties agree as follows:

1. Engagement

1.1.Scope. Advisor agrees to provide strategic advisory services to Customer in connection with the expansion and diversification of the Customer’s core business through integration of cryptocurrency and digital asset strategies in its product offerings and as part of its treasury management strategy, and the related services described in Schedule A attached hereto (the “Services”). Except to the extent that the Advisor otherwise agrees in its sole discretion, the Customer shall not appoint any other person to provide the Services to be rendered by the Advisor hereunder. The Advisor and its affiliates shall not, during the Term, provide or agree to provide strategic advisory services substantially similar to the Services (except the services described in paragraph 1 of Schedule A hereto), to any other company, entity or venture insofar as such services relate to such company’s, entity’s or venture’s treasury management activities in digital assets or cryptocurrencies (the “Exclusivity Provision”). For the avoidance of doubt, the Exclusivity Provision shall not apply to or prevent any investment by the Advisor or its affiliates in any other company, entity or venture, whether involving or related to digital assets or cryptocurrencies, or not.

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1.2.Agents. The Advisor may retain for and on behalf of the Customer, and at the sole cost and expense of the Customer, such services of accountants, legal counsel, investment banks, other financial advisors, and such other persons as the Advisor deems necessary or advisable in connection with the provision of the Services.

1.3.Independent Contractor. Advisor shall perform the Services as an independent contractor and not as an employee, agent, or partner of Customer. Nothing in this Agreement shall be construed to create a joint venture, partnership, or agency relationship between the Parties.

2. Term and Termination

2.1.Term. This Agreement shall commence on the Effective Date and shall continue for an initial period of 10 years, unless earlier terminated in accordance with this Section 2 (the “Term”). Upon expiration of the initial 10-year period, the Term shall automatically renew for successive periods of 5 years each, subject to the mutual agreement of the Parties, which agreement shall not be unreasonably withheld, conditioned, or delayed by either Party.

2.2.Termination for Cause. Either Party may terminate this Agreement immediately upon written notice if the other Party materially breaches a material provision of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice of the breach. Notwithstanding anything to the contrary in this Agreement, (a) the Customer agrees and confirms that this Agreement may not be terminated pursuant to this Section 2.2 due to the poor performance or underperformance of any assets held by the Customer or its stock price; and (b) a material breach by the Advisor of the Exclusivity Provision, unless cured within 30 days of a written notice of such breach to the Advisor, will immediately terminate this Agreement and such termination will be deemed to have occurred as of the last day of such 30-day notice for purposes of Section 2.3.

2.3.Effect of Termination. Upon termination of this Agreement by the Customer for cause or termination by the Advisor other than for cause, Advisor shall cease providing the Services on the effective date of such termination, and Customer shall pay Advisor any fees that would be due and payable under this Agreement to the Advisor to the effective date of such termination, provided that upon termination of this Agreement by the Customer for any other reason or termination by the Advisor for cause, the Advisor shall cease providing the Services as of the effective date of such termination and the Customer shall pay Advisor any fees that would be due and payable under this Agreement to the Advisor for the remainder of the Term as if the Agreement had not been terminated.

3. Compensation and Rights

3.1.Compensation. Customer shall, during the Term, pay Advisor the compensation set forth in Schedule B attached hereto (the “Compensation”).

3.2.Reimbursement. Customer shall reimburse Advisor for reasonable and documented out of pocket fees, costs and expenses (including the reasonable and documented expenses of the Advisor’s advisors and representatives) incurred (i) in connection with pursuing or consummating the Proposed Offering, upon completion of the Proposed Offering using proceeds therefrom; and (ii) in connection with the provision of the Services, upon presentation of relevant documentation. The provisions of this Section 3.2 shall survive the termination of this Agreement to the extent such expenses were incurred prior to the termination of this Agreement.

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3.3.Rights of the Advisor.

(a) The Customer undertakes in favor of the Advisor that, in respect of the following actions during the Term:

i. any decision by the Customer or the board of directors of the Customer (“Board of Directors”) regarding the compensation of the members of the Board of Directors (or any of them), including without limitation, the awarding or issuance of warrants or shares (or other securities of the Customer) or other incentive awards, to any member of the Board of Directors;

ii. any renewal, termination or amendment of the asset management agreement, dated as of July [•], 2025 between the Customer and the asset manager (the “Asset Management Agreement”); and the entering into of any other asset management agreement regarding the management of the Account Assets (as such term is defined in the Asset Management Agreement) or any part thereof; and

iii. any change to the investment guidelines set forth in schedule B of the Asset Management Agreement,

no such decision or action shall be effective nor taken without the prior written consent of the Advisor.

Notwithstanding the foregoing, nothing in this section shall constrain the Board of Directors from exercising their fiduciary duties with respect to the Customer. The foregoing rights of the Advisor are subject to compliance with applicable securities laws, rules and requirements and any applicable requirements of a securities exchange on which the Customer’s equity securities are listed.

(b) The Customer undertakes in favor of the Advisor that, in respect of the following actions during the Term:

i. any appointment or removal of the chief executive officer (CEO) of the Customer; and

ii. any appointment or removal of the chief financial officer (CFO) of the Customer;

no such decision or action shall be effective nor taken without prior consultation with the Advisor.

Notwithstanding the foregoing, nothing in this section shall constrain the Board of Directors from exercising their fiduciary duties with respect to the Customer. The foregoing rights of the Advisor are subject to compliance with applicable securities laws, rules and requirements and any applicable requirements of a securities exchange on which the Customer’s equity securities are listed.

(c) The Customer further undertakes that at any time after the second anniversary of the Asset Management Agreement and on receipt of the Advisor’s written request, it shall take all necessary actions in its control to procure the termination of the Asset Management Agreement.

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3.4.Change of Customer Name. Upon the written request of the Advisor, the Customer shall take all necessary actions to promptly change its corporate name and, if required, its trading ticker symbol to such name and ticker symbol as specified by the Advisor, subject to compliance with applicable securities laws and the requirements of the securities exchange on which the Customer’s equity securities are then listed.

3.5.Shareholder Meeting. The Customer agrees that, upon the written request of the Advisor, the Customer shall, as promptly as reasonably practicable and in accordance with applicable law and the rules of any exchange on which the Customer’s securities are listed, file with the U.S. Securities and Exchange Commission and distribute to its shareholders a proxy statement soliciting votes with respect to the replacement or election of the members of the Board of Directors (the “Director Slate”) at a meeting of shareholders duly called for such purpose and that such proxy statement shall include a statement, to be prepared in consultation with the Advisor, from the Customer explaining its recommendation and the rationale for supporting the Director Slate, and shall otherwise cooperate in good faith with the Advisor to facilitate such shareholder vote. Notwithstanding the foregoing, the Customer shall have no obligation to file or distribute any additional proxy statements under this Section if a valid request has been received and acted upon within the prior six (6) months, measured from the date the Customer receives such written request from the Advisor.

4. Confidentiality

4.1.Confidential Information. “Confidential Information” means non-public information regarding the disclosing Party’s business affairs, products, services, confidential intellectual property, trade secrets, third-party confidential information and other sensitive or proprietary information, whether orally or in visual, written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential.”

4.2.Exclusions. Confidential Information does not include information that: (a) is or becomes publicly available without breach of this Agreement; (b) was known to the receiving Party prior to disclosure; (c) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information; or (d) is disclosed pursuant to legal or regulatory requirements, provided, however in the case of clause (d), the disclosing Party shall disclose no more than that portion of the Confidential Information which, on the advice of the receiving Party’s legal counsel, such legal or regulatory requirement specifically requires the receiving Party to disclose.

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4.3.Treatment of Confidential Information. Each Party shall: (a) protect and safeguard the confidentiality of the disclosing Party’s Confidential Information with at least the same degree of care as the receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (b) not use the disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to perform its obligations under this Agreement; and (c) not disclose any such Confidential Information to any person or entity, except to the receiving Party’s representatives who need to know the Confidential Information to assist the recipient, or act on its behalf, to exercise its rights or perform its obligations under this Agreement. The recipient shall be responsible for any breach of this Section 4.3 caused by any of its representatives. On the expiration or termination of the Agreement, the receiving Party and its representatives shall promptly return to the disclosing Party all copies, whether in written, electronic or other form or media, of the disclosing Party’s Confidential Information, or destroy all such copies and certify in writing to the disclosing Party that such Confidential Information has been destroyed.

4.4.Survival. The obligations under this Section 4 shall survive the termination or expiration of this Agreement for a period of two (2) years.

5. Limitation of Liability

5.1.Liability Cap. Each Party’s total liability under this Agreement, whether in contract, tort, or otherwise, except with respect to any Compensation due to the Advisor pursuant to Schedule B of this Agreement, shall be limited to the total compensation paid under this Agreement; provided, however, any liability resulting from the gross negligence or willful misconduct of a Party shall not be limited.

5.2.Exclusion of Consequential Damages. Neither Party shall be liable to the other Party for any indirect, incidental, consequential, special, or punitive damages, including loss of profits or revenue, arising out of or related to this Agreement, even if advised of the possibility of such damages.

5.3.Indemnification. The Advisor and any of its affiliates (including their respective officers, directors, agents, shareholders, partners, members and employees), and any person designated by the Advisor (each an “Indemnified Person”) shall not be liable to the Customer for any losses, claims, damages, liabilities, costs or expenses (including legal fees or expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, incurred by such Indemnified Person or threatened in connection with the Customer’s business, investments and activities (together “Losses”), except to the extent that such Losses are determined finally by a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Person or as otherwise required by law. Each Indemnified Person shall be indemnified to the fullest extent permitted by law by the Customer against any Losses; provided, however, that the Indemnified Person shall not be so indemnified to the extent such Losses shall have been finally determined by a court of competent jurisdiction to have been incurred or suffered by the Indemnified Person by reason of willful misconduct or gross negligence by the Indemnified Person. Each Indemnified Person shall be deemed a third-party beneficiary (to the extent not a direct Party hereto) of this Agreement.

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6. Representations and Warranties

6.1.Mutual Representations. Each Party represents and warrants to each other that: (a) it has the full right, power, and authority to enter into and perform its obligations under this Agreement; and (b) its performance under this Agreement will not violate any applicable laws or regulations.

6.2.Disclaimer. Except as expressly set forth in this Agreement, Advisor makes no warranties, express or implied, including any warranties of merchantability, fitness for a particular purpose, or non-infringement.

7. Miscellaneous

7.1.Governing Law and Dispute Resolution. This Agreement shall be governed by the laws of the State of New York. Any claim, dispute, or controversy (“Claim”) arising out of or relating to this Agreement or the relationships among the Parties hereto shall be resolved by one arbitrator through binding arbitration conducted in accordance with the expedited procedures set forth in the JAMS Comprehensive Arbitration Rules and Procedures (the “Rules”) as those Rules exist on the Effective Date, including Rules 16.1 and 16.2 of those Rules. The arbitrator’s decision shall be final, binding, and non-appealable. Judgment upon the award may be entered and enforced in any court having jurisdiction. This clause is made pursuant to a transaction involving interstate commerce and shall be governed by the Federal Arbitration Act. Neither Party shall sue the other Party other than as provided herein or for enforcement of this clause or of the arbitrator’s award; any such suit may be brought only in a Federal District Court or a New York state court. The arbitrator, and not any federal, state, or local court, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, unconscionability, arbitrability, enforceability, or formation of this Agreement including any Claim that all or any part of the Agreement is void or voidable.

7.2.Entire Agreement. This Agreement, including its Schedules, constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings, and communications, whether written or oral, relating to the subject matter hereof.

7.3.Amendments. This Agreement may only be amended in writing signed by both Parties.

7.4.Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, except in connection with a merger, acquisition, or sale of substantially all of its assets or, in the case of the Advisor, to a wholly-owned subsidiary or direct or indirect subsidiary of its ultimate parent company.

7.5.Notices. All notices under this Agreement shall be in writing and delivered to the addresses set forth above by certified mail, courier, or email (with confirmation of receipt).

7.6.Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file or Docusign, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” or Docusign signature page were an original thereof.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CUSTOMER:

Mill City Ventures III, Ltd.

By:	/s/ Doug Polinsky
Name:	Doug Polinsky
Title:	Chief Executive Officer
Date:

ADVISOR:
Karatage Opportunities

By:	/s/ Laura McGeever
Name:	Laura McGeever
Title:	Director
Date:

[Signature Page to Strategic Advisory Agreement]

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Schedule A

Services

1.	Advice regarding subsequent developments in the digital asset industry including acquisitions, integrations and developments that Strategic Advisor thinks would benefit Customer.

2.

Advice regarding the SUI network and specific advice involving the digital asset SUI, market developments for SUI custody and security of digital assets generally including SUI, and strategies for utilizing SUI via staking, re-staking, and in decentralized finance and other protocols.

3.	Advice regarding third-party vendors Customer should consider with respect to asset management as it relates to digital assets held by Customer in treasury.

4.	Advice regarding third-party vendors Customer should consider with respect to custody, staking, and related digital asset service providers.

5.	Advice regarding marketing to the digital asset ecosystem including advice on vendor selection.

6.	Advice involving the SUI protocol roadmap and technical developments.

7.	Other consulting services generally related to the above areas of expertise concerning the Customer’s business as the Customer from time to time reasonably may request and agreed to by the Advisor.

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Schedule B

Compensation

In connection with the Services provided under the Agreement, the Advisor shall be entitled to receive Compensation calculated as follows:

a. Compensation shall be an amount equal to:

i. Zero, if the Customer’s Assets Under Management (“AUM”) is less than or equal to $100,000,000;

ii. 0.80% per annum of AUM if AUM is more than $100,000,000 but less than or equal to $150,000,000;

iii. 0.75% per annum of AUM if AUM is more than $150,000,000 but less than or equal to $500,000,000;

iv. 0.65% per annum of AUM if AUM is more than $500,000,000 but less than or equal to $2,000,000,000; and

v. 0.60% per annum of AUM if AUM is more than $2,000,000,000.

For purposes of this Agreement, “Assets Under Management” means the aggregate fair market value of all assets managed by the Customer or an asset manager engaged by the Customer, excluding the assets of the short term lending business and including SUI, cash and cash equivalents, valued in accordance with the Customer’s standard valuation policies and procedures; provided that the valuation of any assets which are or have become illiquid at the time of the relevant valuation shall be determined by reference to the most recent valuation.

b. The Compensation shall be calculated monthly based on the average daily AUM as of the end of the day (5:00 pm New York time) each day and shall be payable monthly in arrears.

c. In the event of any contributions or withdrawals of assets during a calculation period, the Compensation for such period shall be prorated accordingly based on the number of days such assets were under management.

d. The Compensation shall be due and payable within ten (10) days following the end of each calculation period, upon presentation of an invoice by the Advisor setting forth the calculation of the Compensation in reasonable detail.

e. In the event of termination of the Agreement, the Compensation shall be calculated on a pro rata basis up to and including the effective date of termination and shall be payable within thirty (30) days thereafter.

f. The Customer shall make all payments under this Agreement without withholding or deduction of, or in respect of tax unless required by law. If any such withholding or deduction is required, the Customer shall, when making the payment to which the withholding or deduction relates, pay to the Advisor such additional amount as will ensure that the Advisor receives the same total amount that it would have received if no such withholding or deduction had been required.

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